                                                                     EXHIBIT 12


                                   AT&T CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)


                                           FOR THE SIX
                                           MONTHS ENDED
                                          JUNE 30, 2004
                                          -------------

Income from continuing operations
  before income taxes                          $ 72
Add: distributions of less than 50%
  owned affiliates                                2
Add: fixed charges, excluding
  capitalized interest                          491
                                               ----
Total earnings from continuing
  operations before income taxes
  and fixed charges                            $565
                                               ====


Fixed Charges:
Total interest expense                         $419
Capitalized interest                             10
Interest portion of rental expense               72
                                               ----
Total fixed charges                            $501
                                               ====
Ratio of earnings to fixed charges              1.1